Exhibit 23.1
Consent of Independent Auditor
We hereby consent to the incorporation by reference in the Registration Statement on Form S8 (No. 333281730) of Summit Midstream Corporation of our report dated April 8, 2024, relating to the consolidated financial statements of Tall Oak Midstream Operating, LLC., which appears in this current report on Form 8K/A.
/s/Weaver and Tidwell, L.L.P.
WEAVER AND TIDWELL, L.L.P.

Oklahoma City, Oklahoma
December 3, 2024